AMENDMENT TO

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AMENDMENT is made as of July 1, 2010, by and between The James Advantage Funds (the “Trust”) and ALPS Fund Services, Inc. (“ALPS”).

WHEREAS, the Trust and ALPS have entered into a Transfer Agency and Services Agreement dated February 22, 2010 (the “Agreement”);

WHEREAS, effective June 26, 2010, James Equity Fund (the “Equity Fund”) was liquidated;

WHEREAS, effective July 1, 2010, James Micro Cap Fund (the “Micro Cap Fund”) was added as a series of the Trust; and

WHEREAS, the Trust and ALPS wish to modify the Agreement to reflect the liquidation of the Equity Fund and addition of the Micro Cap Fund.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Appendix A – List of Funds. Appendix A of the Agreement is replaced in its entirety with the attached Appendix A.

2.	Remainder of the Agreement. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

The James Advantage Funds	ALPS Fund Services, Inc.

By: /s/ Thomas L. Mangan	By: /s/ Jeremy O. May
Name: Thomas L. Mangan	Name: Jeremy O. May
Title: Vice President	Title: President

APPENDIX A

LIST OF FUNDS

Dated as of July 1, 2010

James Balanced: Golden Rainbow Fund

  Institutional Class Shares: GLRIX

  Retail Class Shares: GLRBX

James Small Cap Fund (JASCX)

James Mid Cap Fund (JAMDX)

James Market Neutral Fund (JAMNX)

James Micro Cap Fund (JMCRX)